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KEYW Outlines New Strategic Growth Plan at Analyst & Investor Day

•	Presents clear plan for near- and long-term revenue and margin growth

•	Company announces that it has executed letters of intent for the sale of its Hexis Commercial Cyber Solutions business

•	Announces preliminary 1Q16 revenue of $72 million to $73 million for Government Solutions Business

•	Reiterates 2016 adjusted EBITDA margin guidance of 10% to 13% for Government Solutions business

•	Company Raises Revenue Guidance for 2016 to reflect SETA contribution

Hanover, Md., April 7, 2016 (GLOBE NEWSWIRE) – The KEYW Holding Corporation (Nasdaq: KEYW) announced that it is presenting the details of its new Strategic Growth Plan at a meeting with investors and financial analysts today at The Hotel at Arundel Preserve, 7795 Arundel Mills Blvd, Hanover, MD 21076.  The meeting will be hosted by KEYW’s management team. The Company is also issuing preliminary Government Solutions revenue results for the first quarter of 2016 and updating financial guidance for fiscal 2016.
Bill Weber, KEYW’s CEO and President, said, “The new plan announced today transforms key elements of our legacy business model and aims to usher in a new era of growth and profitability at KEYW. I believe KEYW has the best technologies and technologists in the Government Solutions sector. It’s now time to better leverage these capabilities – as well as our new enterprise-wide business development strategy – to get KEYW back into growth mode. This strategy will consist of clearly-defined near-, mid- and long-term components whose realization we believe will result in revenue of $400 million to $500 million in the next several years as well as sustained adjusted EBITDA margin in the low- to mid-teens. With this plan, we expect to reignite revenue growth with sustainable double-digit EBITDA margin over time while significantly expanding our presence across the U.S. Intelligence Community.
“Given KEYW’s unique strengths, the unmet needs of the Intelligence Community, and the new strategies we are announcing today, we are very enthusiastic about the value-enhancing opportunities for KEYW and its stockholders,” continued Weber.
Hexis
KEYW announced today that it has executed Letters of Intent (LOIs) for the sale of Hexis, the company’s Commercial Cyber Solutions business unit. The company expects to announce updates on the process of this sale in the coming weeks as the respective parties complete their confirmatory diligence and the terms are finalized. The anticipated sale of the commercial business unit will reinforce the company’s identity as a pure-play Government Solutions provider for the IC. The LOIs are non-binding and consummation of the transactions contemplated by the LOIs will be subject to negotiation and execution of definitive sale agreements and the fulfillment of closing conditions under such agreements.

1Q16 Preliminary Results
KEYW also announced the following preliminary revenue results1 for its Government Solutions business in the first quarter ended March 31, 2016:

•	Revenue of $72 million to $73 million
KEYW’s preliminary first quarter revenue expectations include approximately $2.5 million of revenue from its now-divested Systems Engineering and Technical Assistance (SETA) business, which was sold to Quantech Services, Inc. on March 15, 2016, as previously disclosed.
“We’re pleased with the first quarter preliminary results,” said Weber. “We believe these revenue and margin numbers are tracking with the full-year guidance we issued on our 2015 year-end earnings call on February 24, 2016 and updated today.”
Updated Fiscal Year 2016 Guidance
KEYW updated its revenue guidance for fiscal year 2016 provided on the 2015 year-end earnings call:

•	Government Solutions revenue of $285 million to $305 million

•	Government Solutions adjusted EBITDA margin of 10% to 13%
KEYW’s updated revenue guidance has a new midpoint of $295 million (an increase of $2.5 million compared with prior guidance), which includes the approximately $2.5 million of SETA revenue generated in the first quarter of 2016.
“We welcome those attending our Analyst & Investor Day in person as well as those listening to the webcast,” concluded Weber. “I believe we are assembling the elements of a compelling growth story at KEYW that positions us as a premier technology Solutions player in the IC and beyond.”
Webcast
As previously announced, to access the Business Update Webcast, please visit the Events and Presentations page of the KEYW Investor website at investors.keywcorp.com. The Business Update presentation will begin at 11:45 a.m. ET today, April 7, 2016. Event attendance is by invitation only and registration is required.
Adjusted EBITDA
Adjusted EBITDA, as defined by KEYW, is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or US GAAP. Adjusted EBITDA should not be considered as an alternative to net income,operating income or any other measure of financial performance calculated and presented in accordance with US GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our
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1 Preliminary Results - the financial results are preliminary until KEYW’s Form 10-Q for the period ended March 31, 2016 is filed with the SEC.

core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate. In addition, our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;

•	to determine a significant portion of management's incentive compensation;

•	for planning purposes, including the preparation of our annual operating budget; and

•	to evaluate the effectiveness of our business strategies.
Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding our future financial performance and revenue and Adjusted EBITDA margin expectations (including our long-term revenue expectations and our 2016 full-year revenue and Adjusted EBITDA margin guidance), our preliminary first quarter 2016 financial results, expectations regarding the sale of our Commercial Cyber Solutions business unit, other statements about our future expectations, plans and prospects, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expect," "will," "potential," "opportunities", and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2016 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.